UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2009

MMC ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51968	98-0493819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Broadway, Suite 960 New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

(212) 977-0900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

As previously disclosed, on September 23, 2009 MMC Energy, Inc. (“MMC” or the “Company”) sold substantially all of its operating assets to affiliated entities of Wellhead Electric Company, Inc. (the “Asset Sale”). The closing of the Asset Sale was the initial step in a planned liquidation and dissolution of the Company, which was overwhelmingly approved by the Company’s stockholders at a special meeting held on September 14, 2009. The Company also previously announced the sale of its two GE LM6000 PC Sprint Turbines for $26.65 million to a subsidiary of Pro Energy (the “Turbine Sale”). The Turbine Sale is expected to close no later than October 7, 2009.

On September 25, 2009, consistent with the Plan of Complete Liquidation and Dissolution (the “Plan”) of the Company adopted at the special meeting, the Company notified The NASDAQ Stock Market, Inc. (“NASDAQ”) of its intent to delist its common stock (the “Common Stock”) from the NASDAQ Global Market. On the later of October 5, 2009 or the closing of the Turbine Sale, the Company will file with the Securities and Exchange Commission and NASDAQ a Form 25 relating to the delisting of the Common Stock. The Company expects that trading in the Common Stock will be permanently suspended by NASDAQ effective at the open of trading on the date the Form 25 is filed, with official delisting of the Common Stock effective 10 days thereafter.

A copy of the press release issued by the Company relating to its anticipated delisting is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1  Press Release, dated September 25, 2009, issued by MMC Energy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MMC ENERGY, INC.

Date: September 25, 2009	By:	/s/ Denis Gagnon
Name: Denis Gagnon
Title: Chief Financial Officer